POET TECHNOLOGIES INC.

SUBSCRIPTION AGREEMENT

(UNITS)

THE UNITS BEING OFFERED FOR SALE MAY ONLY BE PURCHASED BY CANADIAN RESIDENTS PURSUANT TO AVAILABLE EXEMPTIONS UNDER APPLICABLE SECURITIES LEGISLATION.

INSTRUCTIONS

All Subscribers:

1. Carefully review the Subscription Agreement.

2. Complete and sign the section entitled "Subscription and Subscriber Information" on pages 5 to 7 of the Subscription Agreement, including the registration and delivery instructions, and if applicable, complete and sign Schedule "C" (Form 4C – *Corporate Placee Registration Form*) attached to the Subscription Agreement.

3. Complete and sign Schedule "B" attached to the Subscription Agreement (Canadian Subscriber Certificate). If you are relying on paragraph (j), (k) or (l) of the definition of "accredited investor" in Schedule "B", you must also complete and sign Appendix "A" to Schedule "B".

Delivery Instructions:

A completed and executed copy of this Subscription Agreement, including all applicable schedules hereto, must be delivered by email as soon as possible, and, in any event, **no later than 5:00 p.m. (Toronto time) on May 7, 2024**, to Bennett Jones LLP:

Attention: Stefano Cianfrone

Email: CianfroneS@bennettjones.com

Payment Instructions:

Unless other arrangements have been made with the Corporation, payment of the purchase price must be made in same day as described below, and must be received by the Corporation by **no later than 5:00 p.m. (Toronto time) on May 7, 2024**. Payment by wire transfer may be made to the Corporation at:

Beneficiary Name and Address:	POET Technologies Inc. 1107 – 120 Eglinton Avenue East, Toronto, ON M4P 1E2
Beneficiary Bank Name and Address:	Royal Bank of Canada 16 York Street, Toronto, ON M5J 0E6
Bank (Institution) Number:	003
Transit (Branch) Number:	02705
Beneficiary Account Number:	02705-1030303
SWIFT Code:	ROYCCAT2

SUBSCRIPTION AGREEMENT

Non-Brokered Private Placement of Units

TO: POET TECHNOLOGIES INC.

The undersigned (the **"Subscriber"**), on its own behalf, and, if applicable, on behalf of those for whom the undersigned is contracting hereunder, hereby irrevocably subscribes for and agrees to purchase from POET Technologies Inc. (the **"Corporation"**) that number of units of the Corporation (the **"Units"**) set out on the Subscription and Subscriber Information pages hereof (the **"Purchased Securities"**) at a price of C$2.90 per Unit (the **"Purchase Price"**), at the Subscriber's election, subject to the following terms and conditions. Each Unit is comprised of one common share of the Corporation (each, a **"Unit Share"**) and one common share purchase warrant of the Corporation (each whole warrant, a **"Unit Warrant"**), with each Unit Warrant entitling the holder thereof to purchase one common share (each, a **"Warrant Share"**) at an exercise price of C$4.26 per Warrant Share, at the Subscriber's election, on or before a date that is 60 months from the Closing Date (as defined herein) (the **"Expiry Date"**). This subscription agreement, which for greater certainty includes and incorporates the attached schedules, as applicable, is referred to herein as the **"Subscription Agreement"**.

The Subscriber understands that the Purchased Securities form part of a larger sale of a maximum of up to 3,448,275 Units (the **"Offered Securities"**) by the Corporation, on a non-brokered private placement basis, for aggregate gross proceeds of a maximum of up to approximately C$10 million (the **"Offering"**). The Subscriber further understands that, concurrent with the Offering, the Corporation is undertaking a non-brokered private placement of up to 3,258,390 units (the **"LIFE Units"**) of the Company at a price of CAD$3.069 per Unit (the **"LIFE Offering Price"**) for gross proceeds to the Company of up to C$10,000,000 pursuant to the listed issuer financing exemption set out in Part 5A of NI 45-106 (as defined herein) (the **"LIFE Offering"**). Each LIFE Unit will consist of one common share in the capital of the Company (each, a **"LIFE Unit Share"**) and one common share purchase warrant of the Company (each, a **"LIFE Unit Warrant"**), with each LIFE Unit Warrant entitling the holder thereof to purchase one common share of the Company (each, a **"LIFE Warrant Share"**) at an exercise price of CAD$4.26 per LIFE Warrant Share, at the holder's election, on or before a date that is 60 months from the closing date of the LIFE Offering. The Corporation intends to use the net proceeds of the Offering and the LIFE Offering for general corporate purposes, including revenue expansion and the development and production of photonic modules for AI and related markets.

The terms and size of the Offering are subject to change without notice to the Subscriber. The Corporation reserves the right to close the Offering in multiple tranches, such that one or more closings may occur after the initial closing.

The Unit Shares, the Unit Warrants and the Warrant Shares underlying the Purchased Securities are collectively referred to as the **"Underlying Securities"**.

The Subscriber, on its own behalf, and, if applicable, on behalf of each beneficial purchaser for whom it is contracting hereunder, hereby represents, warrants and covenants the following to the Corporation (and acknowledges that the Corporation is relying thereon), which representations, warranties and covenants shall survive the purchase and sale of the Purchased Securities for a period of five years:

1. this Subscription Agreement has been duly authorized, executed and delivered by the Subscriber, and constitutes a legal, valid, binding and enforceable agreement of the Subscriber to acquire the Purchased Securities;

2. the Subscriber has been advised to consult its own legal advisers in connection with any applicable statutory hold or restricted period and any resale restrictions relating to the Purchased Securities

and Underlying Securities, and no representation has been made respecting any applicable statutory hold or restricted period or the resale restrictions relating to any such securities;

3. the Subscriber acknowledges that it is solely responsible for compliance with any applicable hold or restricted period and the resale restrictions and the Subscriber will not resell or otherwise transfer or dispose of the Purchased Securities and the Underlying Securities except in accordance with the provisions of applicable securities statutes, rules, regulations, instruments and policy statements;

4. the issue of the Purchased Securities and the Underlying Securities is conditional upon, among other things, such issue being exempt from the prospectus filing requirements and the requirements for the delivery of an offering memorandum, as defined under applicable securities legislation, relating to such issue or upon the issuance of such rulings, orders, consents or approvals as may be required to permit such issue without the requirement of filing a prospectus or delivering an offering memorandum; and

5. the Subscriber makes the representations, warranties and covenants set out in Schedule "A" and, if applicable, Schedule "B" and Schedule "C" to this Subscription Agreement.

The Subscriber acknowledges that the foregoing representations and warranties are made by it with the intent that they may be relied upon in determining its eligibility to purchase the Purchased Securities under relevant securities legislation.

The closing of the transactions contemplated in this Subscription Agreement will take place at the offices of Bennett Jones LLP, Suite 3400, One First Canadian Place, Toronto, Ontario, M5X 1A4 at 8:30 a.m. (Toronto time) (the "**Closing Time**") in one or more tranches on or before May 10, 2024 (the "**Closing Date**"), or such other time, date or place as the Corporation may determine.

The Subscriber acknowledges and agrees that the Corporation will not consider the subscription hereunder for acceptance unless the Subscriber delivers to the Corporation, in accordance with the instructions set forth on the second page hereof, as soon as possible, and, in any event, no later than 5:00 p.m. (Toronto time) on May 7, 2024, or such later time as the Corporation may in its sole discretion accept:

1. a completed and duly signed copy of this Subscription Agreement, including instructions regarding registration and delivery set forth in the Subscription and Subscriber Information pages hereof and if applicable, Schedule "C";

2. a completed and duly signed copy of the Canadian Subscriber Certificate attached hereto as Schedule "B" and Appendix "A" to Schedule "B", if the Subscriber or beneficial purchaser, as applicable, is relying on paragraph (j), (k) or (l) of the definition of "accredited investor" Schedule "B"; and

3. a wire transfer or other form of payment acceptable to the Corporation representing the aggregate Purchase Price payable by the Subscriber for the Purchased Securities, made payable to the Corporation or as otherwise instructed by the Corporation.

The obligation of the Corporation to sell the Purchased Securities to the Subscriber is subject to, among other things, the following conditions:

1. the Subscriber having properly completed, signed and returned to the Corporation all documents required by applicable securities laws and the policies of the TSX Venture Exchange (the "**TSXV**") for delivery by the Corporation on the Subscriber's behalf, including the applicable forms set out in Schedules "B" and "C" attached hereto, as applicable, as the sale of the Purchased Securities by the Corporation to the Subscriber will not be qualified by a prospectus or registration statement;

2. the representations and warranties made herein by the Subscriber and, if applicable, any beneficial purchaser for whom the Subscriber is acting hereunder (including representations and warranties made in any schedule attached hereto, as applicable), being true and correct when made and being true and correct at the Closing Time with the same force and effect as if they had been made on and as of the Closing Time;

3. all covenants, agreements and conditions contained herein to be performed by the Subscriber and, if applicable, any beneficial purchaser for whom the Subscriber is acting hereunder (including the covenants, agreements and conditions contained in any schedule attached hereto, as applicable), on or prior to the Closing Date having been performed or complied with in all material respects; and

4. the Corporation having obtained all necessary regulatory approvals and consents in respect of the Offering, including any required shareholder approval or consent as required by the TSXV and the conditional approval of the TSXV for the listing of the Unit Shares and Warrant Shares issued in connection with this Offering.

If, on the Closing Date, the terms and conditions contained in this Subscription Agreement, including the schedules attached hereto, have been complied with to the satisfaction of the Corporation or waived by the Corporation, the Corporation shall deliver to the Subscriber or make arrangements for the delivery to the Subscriber of the certificate(s) and/or DRS statement(s) representing the Purchased Securities and such other documentation as may be requested by the Subscriber, against payment to the Corporation of the aggregate Purchase Price for the Purchased Securities in freely transferable Canadian or United States funds at the election of the Subscriber.

All certificates and/or DRS statements issued to the Subscriber pursuant to this Subscription Agreement shall have such legends inserted thereon as are required by applicable securities legislation, indicating that the resale of such securities is restricted.

The Corporation shall use commercially reasonable efforts to issue the Unit Shares and Unit Warrants comprising the Purchased Securities and to issue and deliver certificates or DRS statements representing such Unit Shares and certificates representing such Unit Warrants in accordance with the directions set forth in the Subscription and Subscriber Information pages hereof.

The Subscriber acknowledges, and, if applicable, any beneficial purchaser for whom the Subscriber is contracting hereunder acknowledges, that the Corporation has the right to close the subscription books at any time without notice and to accept or reject, in whole or in part, any subscription in its sole discretion. If this subscription is rejected in whole, the Subscriber and each beneficial purchaser, if any, understands that any funds delivered by the Subscriber to the Corporation representing the Purchase Price for the Purchased Securities will be promptly returned to the Subscriber without interest. If this subscription is accepted only in part, the Subscriber and each beneficial purchaser understands that a cheque or wire transfer representing any refund of the Purchase Price for that portion of the subscription that is not accepted will be promptly delivered to the Subscriber without interest.

By executing and delivering this Subscription Agreement, the Subscriber, and, if applicable, any beneficial purchaser for whom the Subscriber is contracting hereunder, consents to the filing by the Corporation of all documents and personal information concerning the Subscriber provided in this Subscription Agreement required by applicable securities laws and the policies of the TSXV.

If the Subscriber is not subscribing for the Purchased Securities for its own account and the Subscriber is not a trust company, trust corporation or portfolio manager deemed to be purchasing as principal under National Instrument 45-106 – *Prospectus Exemptions* of the Canadian Securities Administrators ("**NI 45-106**"), each beneficial purchaser for whom the Subscriber is contracting hereunder must be purchasing the Purchased Securities as principal and (unless the Subscriber is an authorized agent with power to sign on behalf of the beneficial purchaser and such beneficial purchaser is disclosed on page 5 hereof) must execute all documents required by applicable securities laws and the policies of the TSXV with respect to the Purchased Securities being acquired by each such beneficial purchaser as principal. If you are signing

this Agreement as agent or pursuant to a power of attorney for the Subscriber, you represent and warrant that you have authority to bind the Subscriber.

The Subscriber agrees, and agrees to cause any beneficial purchaser for whom it is contracting hereunder, to comply with all applicable securities laws and with the policies of the TSXV concerning the purchase of, the holding of and the resale restrictions applicable to the Purchased Securities.

The Subscriber covenants and agrees to deliver to the Corporation forthwith such documents, certificates, assurances and other instruments as may be required to carry out the provisions of this Subscription Agreement.

The Subscriber hereby agrees to indemnify and hold harmless the Corporation and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, demands, liabilities, and expenses (including reasonable legal or other expenses, including reasonable attorneys' fees) incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under applicable securities legislation, under any other statutes, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon any breach by the Subscriber of any representation, warranty, covenant or agreement made by the Subscriber contained herein.

In the event any parts of this Subscription Agreement are found to be void, the remaining provisions of this Subscription Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

This Subscription Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

All dollar amounts in this Subscription Agreement are expressed in Canadian dollars, except as otherwise indicated. References to "$", "C$" or "CDN $" are to Canadian dollars and references to "US$" are to United States dollars.

This Subscription Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument. Execution and delivery of a copy of this Subscription Agreement by facsimile or by electronic transmission in portable document format (.pdf) shall be of the same effect as execution and delivery of an original executed copy thereof.

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